EXHIBIT 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the “Agreement”) is made and entered into as of the 6th day of March, 2006, by and between Carol A. Burke (“Executive”) and CBOT Holdings, Inc., a Delaware corporation (“Holdings”) and Board of Trade of the City of Chicago, Inc. (“CBOT”). Holdings and CBOT are collectively referred to in this Agreement as the “Company”.

RECITALS

A. Pursuant to the mutual agreement of the parties hereto, Executive retired from the employ of the Company effective as of December 5, 2005.

B. The parties hereto wish to settle in full all matters and claims, contractual and non-contractual, relating to Executive’s employment with the Company and its affiliates.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1. Resignation from Offices. Executive and the Company agree that Executive’s resignation as Executive Vice President and General Counsel of the Company and her resignation from all other positions (including any positions as a fiduciary or otherwise with respect to any employee benefit plan) she has held with the Company and its subsidiaries and affiliates was effective as of December 5, 2005 (the “Retirement Date”).

2. Payments and Benefits. Executive shall be entitled to compensation, benefits, payments and distributions from the Company in accordance with this Section 2:

(a) Compensation with Respect to 2005. No later than March 15, 2006, or, if later, 3 business days following expiration of the revocation period referred to in Section 5 hereof, the Company shall pay Executive the following amounts with respect to 2005:

(i)	A bonus amount of $200,000

(ii)	A supplemental retirement payment of $283,560 representing the portion of Executive’s 2005 excess 401(k) benefit that was not paid prior to her Retirement Date and her supplemental pension plan payment for 2005

(iii)	Accrued vacation pay of $27,644

(b) Payments in Lieu of Notice. The Company has made on regular payroll dates and shall continue to make salary continuation payments to Executive at her annual base salary rate of $575,000 for the period commencing on the Retirement Date through December 31, 2006. Such salary continuation payments shall not be taken into account for purposes of the Company’s qualified retirement plans. In addition, no later than 5 business days following expiration of the revocation period referred to in Section 5 hereof, the Company shall pay Executive $463,796 in lieu of bonus, supplemental retirement plan payments and other compensation to which Executive might otherwise have become eligible if she had remained in the Company’s employ through December 31, 2006.

(c) Supplemental Payment. In recognition of the substantial contributions which Executive has made to the Company, including the restructuring of CBOT and the initial public offering of Holdings, and in consideration of the release set forth in Section 5 hereof, the Company shall pay to Executive a supplemental payment in the amount of $500,000. Executive shall receive the supplemental payment in one lump sum no later than 5 business days after the expiration of the revocation period referred to in Section 5 hereof. Executive agrees that such consideration is in addition to anything of value to which she is already entitled.

(d) Medical and Similar Benefits. Executive shall be entitled to life, medical and dental benefits from the Company in the same manner as such benefits are provided to retired employees who are eligible for early retirement under the Chicago Board of Trade Employees Pension Plan (or, if greater, such retiree benefits provided under any current plan covering senior executives of the Company) of the Company. Executive shall be entitled to all rights, if any, provided under the Company’s disability insurance program to retired employees. Executive shall retain the right to receive at her election post-employment insurance coverage at her cost in accordance with the terms of her employment agreement with the CBOT dated May 18, 1999, as amended. Executive shall be entitled to any conversion right or COBRA rights available to her under any welfare plan.

(e) Options. Executive acknowledges that the option to purchase 20,000 shares of the Company’s common stock pursuant to a Non-Qualified Stock Option Award granted October 18, 2005 (the “Option Agreement”) has terminated in full without any portion thereof vesting. Nonetheless, the Company agrees to make a payment to Executive on the first business day in 2007 in an amount equal to the product of 5,000 times the excess of (i) the officially quoted closing selling price of a share of Holdings common stock on the New York Stock Exchange on the last trading day occurring on or before October 18, 2006 over (ii) $54.00.

(f) Retirement Benefit Plans. Executive shall be entitled to receive a qualified pension benefit, and shall be entitled to all payment options available to her, in accordance with the terms of the Chicago Board of Trade Employees Pension Plan and shall be entitled to receive her account balance, under the Company’s Employees’ 401(k) Retirement Plan in accordance with the terms of such Plan.

(g) Expense Reimbursement. Executive represents that she has submitted and been reimbursed for all business expenses which she incurred during the course of her employment prior to her Retirement Date. The Company shall pay or reimburse an amount not in excess of $100,000 for Executive’s attorneys fees and outplacement costs.

(h) Other. Except as expressly provided in this Agreement, no other sums (contingent or otherwise) shall be paid to Executive in respect of her employment by the Company, and any such sums (whether or not owed) are hereby expressly waived by Executive.

3. Return of Company Property. Executive represents that she has returned all Company property, including, without limitation, all computers, keys, credit cards, passes, confidential documents or materials and all memoranda, notes, plans, records, reports, computer files, printouts and software and other documents and materials (and copies thereof) relating to the Company or its subsidiaries or affiliates whether in hard copy, electronic format or otherwise, which is in Executive’s possession or under her control.

4. Tax Withholding and Reporting. The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes it determines to be necessary to satisfy all tax withholding obligations. The parties hereto do not believe that any payments or benefits under this Agreement are subject to additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company shall indemnify Executive on an after tax basis for any interest and additional tax that may be payable by Executive under Section 409A(a)(1)(B) of the Code by reason of any provision of this Agreement.

5. General Release. As a material inducement to the Company to enter into this Agreement and in consideration of the payments to be made by the Company to Executive in Section 2 above, Executive, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with her counsel, on behalf of Executive, her heirs, representatives, executors, and assigns, releases and discharges the Company, its predecessors, successors, assigns, representatives, affiliates, parent companies, divisions, subsidiaries and all related entities of any kind or nature, and each of their current, past and future shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, and all related individuals or entities of any kind or nature, their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that she ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes any and all subject matter and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981 through 1988); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Sarbanes-Oxley Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Workers Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other local, state or federal law, rule, regulation or ordinance, as well as any claim based on public policy, contract or implied contract (including, but not limited to, any claims arising under that certain Executive Employment Agreement made and entered into as of May 18, 1999, as amended between the Company and Executive (the “Employment Agreement”), any claim based on tort or otherwise under common law (including but not limited to, any claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy) arising out of or involving her employment with the Company, the termination of her employment with the Company, or involving any continuing effects of her employment with the Company or termination of employment with the Company, or arising out of or involving any interaction relating to any of the above with any of the Released Parties. Executive further acknowledges that she is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive hereby expressly waives, surrenders and agrees to forego any protection to which she would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois. Notwithstanding any other provision of the Agreement to the contrary, the release under this Section 5 shall not apply to any claim arising from any breach of this Agreement by the Company or any failure by the Company to comply with any or all of the provisions of this Agreement or from any rights or claims that may arise after the date this Agreement is executed by Executive.

Executive acknowledges and agrees that she has read this release in its entirety and that this release is a general release of all known and unknown claims, including rights and claims arising under ADEA. Executive and the Company further acknowledge and agree that:

(i)	This Agreement contains a general release of all known and unknown claims, specifically including rights and claims arising under the Age Discrimination and Employment Act;

(ii)	This release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Agreement;

(iii)	Executive is entering into this Agreement and releasing, waiving and discharging rights or claims only in exchange for consideration which she is not already entitled to receive;

(iv)	Executive has been advised, and is being advised by this release, to consult with an attorney before executing this Agreement;

(v)	This Agreement, including the release, is written in terms that are understandable to the Executive, and Executive enters into this Agreement knowingly and voluntarily, with a full understanding of the consequences of this Agreement;

(vi)	Executive has been advised, and is being advised by this Agreement, that she has up to twenty-one (21) days within which to consider this Agreement and the release contained herein; and

(vii)	Executive is aware that this Agreement will not become effective or enforceable until seven (7) days following her execution of this Agreement and that she may revoke this Agreement at any time during such period by delivering (or causing to be delivered) to the Company at the address provided in Section 14 hereof written notice of her revocation of this release no later than 5:00 p.m. central time on the seventh (7th) calendar day following her execution of this Agreement.

6. Mutual Covenant Not to Sue. Executive, on behalf of Executive, her heirs, representatives, executors and assigns, agrees and covenants that neither she, nor any person, organization or other entity on her behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for personal equitable, monetary or other similar relief against the Company or its affiliates or any Released Party (including any action for damages, injunctive, declaratory or other relief), arising from or relating in any way to her employment relationship, and the terms, conditions and benefits payments resulting therefrom, or the termination of her employment relationship with the Company, except as may be necessary to enforce the obligations of the Company to the Executive in accordance with the express terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued a benefit, involving any matter occurring from the beginning of Executives’ employment with the Company and its affiliates to the date of these presents, or involving any continuing effects of any actions or practices which may have arisen or occurred from the beginning of such employment to the date of these presents. Executive agrees and covenants that if Executive, or any other person, organization or entity on her behalf, files, charges, claims, sues or causes or permits to be filed, charged, or claimed, any action prohibited by the preceding sentence for personal equitable, monetary or other similar relief, despite Executive’s agreement not to do so hereunder, then Executive will pay all of the costs and expenses of the Company (including reasonable attorneys’ fees) incurred in the defense of any such action or undertaking. Executive further agrees that this Agreement is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Agreement, Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding. Other than to enforce the terms of this Agreement, the Company agrees and covenants not to file, charge or sue Executive for any matters arising from or relating in any way to her employment with the Company. The Company agrees and covenants that if it files, charges, claims or brings any action prohibited by this Section despite the Company’s agreement not to do so hereunder, then the Company will pay all of the costs and expenses of Executive (including reasonable attorneys’ fees) incurred in the defense of any such action or undertaking. The Company further agrees that this Agreement is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding.

7. Release of Executive. In consideration of Executive’s entering into this Agreement, the Company, for itself and its affiliates and their respective predecessors, successors and assigns hereby releases and forever discharges Executive and her heirs, personal representatives, successors and assigns from and against any and all claims, demands, damages, actions, causes of action, costs and expenses, of whatever kind or nature, in law, equity or otherwise, which the Company or any of said entities now has, may ever have had or may have hereafter upon or by reason of any matter, cause or thing occurring, done or omitted to be done prior to the date of this Agreement, relating to or arising out of Executive’s status as an officer, director or employee of the Company or any of said entities or the termination of that status or involving any matter occurring from the beginning of Executives’ employment with the Company and its affiliates to the date of these presents, or involving any continuing effects of any actions or practices which may have arisen or occurred from the beginning of such employment to the date of these presents; provided, however, that this release shall not apply to any claims the Company or any of said entities or parties may have which arise out of or relate to the conviction of Executive for the commission of a felony involving dishonesty with respect to the Company or any of said entities or parties.

8. Cooperation. In keeping with Executive’s other responsibilities at the time such assistance is requested, Executive agrees that she will assist the Company and its affiliates during the five-year period commencing on the date hereof in the defense of any claims or potential claims that may be made or threatened to be made against the Company and its affiliates in any action, suit or proceeding, whether civil, criminal, administrative or investigative ( a “Proceeding”), and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or any affiliate in any Proceeding, to the extent that such claims may relate to the period of Executive’s employment by the Company or its affiliates. The Company will consult with Executive, and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs.

Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims that may be filed against the Company or any affiliate. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any or investigation (whether governmental or private) of the Company or any affiliate (or their actions), regardless of whether a lawsuit has then been filed against the Company or any affiliate with respect to such investigation. The Company agrees to reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses. In the event that the aggregate number of hours requested of Executive by the Company under this Section 8 exceed 100, the Company shall pay Executive $500 per hour for each hour of such excess.

9. Indemnification.

(a) The Company agrees that if Executive is made a party, or is threatened to be made a party to any Proceeding, by reason of the fact that she was an officer or employee of the Company or was serving at the request of the Company as director officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation and bylaws (and shall be entitled to advancements in accordance with such bylaws) against all cost, expense, liability and loss (including without limitation, attorney’s fees, judgment, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification (and advancements in accordance with the bylaws) shall continue as to Executive even though she has ceased to be an officer, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators.

(b) The Company agrees to continue to cover Executive under its directors’ and officers’ liability insurance and employment practices liability insurance (and to the extent in effect on the date hereof, legal malpractice insurance) policies as in effect from time to time until such time as suits against Executive are no longer permitted by law.

10. Confidential Information. Executive acknowledges and agrees that the provisions of Section 4.02 and Section 4.03 (as applied to Section 4.02) of the executive employment agreement entered into between Executive and the CBOT dated as of May 18, 1999, continue in full force and effect. The Company agrees to waive the restrictions of Section 4.01 of such agreement.

11. Mutual Nondisparagement. Executive shall not make any public statements, encourage others to make statements or release information intended to disparage or defame the Company or any of its respective directors, officers, or advisors. The Company shall direct its officers and directors not to make statements, encourage others to make statements, or release information intended to disparage or defame Executive’s reputation. Notwithstanding the foregoing, nothing in this Section 11 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction. Except with the prior written consent of the Company, Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media concerning any matters pertaining to the business and affairs of the Company, or any of its affiliates, or any of their officers, directors or advisors in their capacities as such, or pertaining to any matters related to Executive’s employment or termination of employment with the Company. The parties hereto shall endeavor to agree to a joint statement to be used in connection with any inquiries and a mutually agreeable reference letter. The Company agrees to forward to the Chief Executive Officer any requests for references with respect to Executive, and the Chief Executive Officer shall respond in accordance with such reference letter.

12. Resolution of Disputes. Subject to Section 10 above, in the event of any dispute between the Company and Executive under this Agreement, the parties shall first enter into nonbinding mediation with a mediator selected by and paid by the Company. Thereafter, subject to Section 10 above, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 12, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators; provided that any arbitrator selected by the first two arbitrators shall not, without the consent of the parties hereto, be affiliated with Executive or the Company or any of the Company’s affiliates. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

13. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

14. Notices. All notices, requests, demands or other communications under this Agreement will be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to Executive:

Carol A. Burke

1325 North Astor Street

Chicago, Illinois 60610

As to the Company:

CBOT Holdings, Inc.

Board of Trade of the City of Chicago, Inc.

141 West Jackson Boulevard

Chicago, Illinois 60604

Attention: General Counsel

Either party may change her or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

15. Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of the conflicts of laws. If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

16. Prior Agreements. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior oral or written agreements between the parties pertaining to the subject matter hereof and, without limitation, but subject to Sections 2(d) and 10 above, supersedes her executive employment agreement with the CBOT dated May 18, 1999, as amended.

17. Reimbursement. If Executive or her heirs, executors, administrators, successors or assigns (a) breaches Sections 6 or 10 of this Agreement, or (b) attempts to challenge the enforceability of this Agreement, or (c) files a charge of discrimination, a lawsuit, or a claim of any kind for any matter released herein, all further payments and benefits owed under Section 2 of the Agreement shall terminate and Executive or her heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Company all payments made to her or them under Section 2 of this Agreement, and to indemnify and hold harmless the Company from and against all liability, costs and expenses, including attorneys’ fees, arising out of said breach, challenge or action by Executive, her heirs, executors, administrators, successors or assigns.

18. Waiver of Breach. The waiver by Executive or the Company of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by Executive or the Company. Continuation of benefits hereunder by the Company following a breach by Executive of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

19. Counterparts. This Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement.

20. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Company and Executive. In the event of the death of Executive, any payments remaining due hereunder shall be paid to Executive’s estate.

21. Amendments. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as Executive shall live, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

22. EXECUTIVE ACKNOWLEDGES THAT SHE HAS READ THIS AGREEMENT AND CAREFULLY CONSIDERED ALL OF ITS PROVISIONS BEFORE SIGNING IT AND UNDERSTANDS THAT THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND

UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT. EXECUTIVE ACKNOWLEDGES THAT SHE HAS BEEN GIVEN UP TO TWENTY-ONE (21) DAYS FROM THE DATE SHE RECEIVED THIS AGREEMENT TO CONSIDER THIS AGREEMENT. EXECUTIVE FURTHER REPRESENTS THAT SHE HAS BEEN REPRESENTED BY AN ATTORNEY, THAT SHE HAS READ THE PROVISIONS OF THIS AGREEMENT; THAT SHE HAS CONSULTED WITH HER ATTORNEY ABOUT SUCH PROVISIONS AND FULLY UNDERSTANDS THEM AND THEIR INTERACTION WITH HER EMPLOYMENT AGREEMENT; THAT SHE HAS BEEN OFFERED SUFFICIENT TIME IN WHICH TO DECIDE WHETHER TO EXECUTE THIS AGREEMENT AND SUFFICIENT CONSIDERATION FOR THE PROVISIONS HEREOF; AND THAT HAVING FULLY CONSIDERED THE MATTER, SHE FREELY AND WITHOUT RESERVATION OR DURESS ENTERS INTO THIS AGREEMENT, FULLY INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE MAY HAVE HAD AGAINST THE COMPANY OR OTHER RELEASED PARTIES.

IF EXECUTIVE SIGNS THIS AGREEMENT IN LESS THAN 21 DAYS, EXECUTIVE CONFIRMS THAT SHE DOES SO VOLUNTARILY AND WITHOUT ANY PRESSURE OR COERCION OF ANY NATURE FROM ANYONE REPRESENTING THE COMPANY OR OTHER RELEASED PARTIES.

IN WITNESS WHEREOF, Executive has hereunto set her hand and the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

EXECUTIVE:

/s/ Carol A. Burke
Carol A. Burke

CBOT HOLDINGS, INC.

By	/s/ Bernard W. Dan
Its

BOARD OF TRADE OF
THE CITY OF CHICAGO, INC.

By	/s/ Bernard W. Dan
Its